ARTICLES OF INCORPORATION

                                       OF

                           WHITE DIAMOND SPIRITS INC.



KNOW ALL MEN BY THESE PRESENTS:

That the undersigned, has this day is voluntarily forming a corporation under the laws of the State of Nevada and does hereby certify:


ARTICLE ONE

The name of this corporation is WHITE DIAMOND SPIRITS INC.


ARTICLE TWO

The resident agent of said corporation shall be Pacific Corporate Services Inc., 7631 Bermuda Road, Las Vegas, NV., 89123 and such other offices as may be determined by the By-Laws in and outside the State of Nevada.


ARTICLE THREE

The objects to be transacted, business and pursuit and nature of the business, promoted or carried on by this corporation are and shall continue to be engaged in any lawful activity.


ARTICLE FOUR

The members of the governing board shall be styled Directors and the first Board of Directors shall consist of one (1). The number of stockholders of said corporation shall consist of one (1). The number of directors and shareholders of this corporation may, from time to time, be increased or decreased by an amendment to the By-Laws of this corporation in that regard, and without the necessity of amending these Articles of Incorporation. The name and address of the first Board of Directors and of the Incorporator signing these Articles as follows:

STACEY MCGRILLEN           307-19533 FRASER HWY.
                           SURREY, B.C. CANADA
                           V3S 6K7


ARTICLE FIVE

The Corporation is to have perpetual existence.


ARTICLE SIX

The total authorized capitalization of this Corporation shall be and is the sum of 200,000,000 shares of Common Stock at $0.001 par value, said stock to carry full voting power and the said shares shall be issued fully paid at such time as the Board of Directors may designate in exchange for cash, property, or services, the stock of other corporation

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or other values,  rights, or things, and the judgement of the Board of Directors as to the value thereof shall be conclusive.


ARTICLE SEVEN

The capital stock shall be and remain non-assessable. The private property of the stockholders shall not be liable for the debts or liabilities of the Corporation.


IN WITNESS WHEREOF, I have set my hand this 14th day of July, 1998.

/s/ STACEY MCGRILLEN
--------------------
Stacey McGrillen

Providence of British Columbia       )
                                     )
Canada                               )

On this 14TH day of July, 1998 before me, a Notary Public in and for said, Providence of British Columbia, Canada. Personally appeared, Stacey McGrillen known to me to be the person whose name is subscribed to the foregoing instrument, and he duly acknowledged to me that he executed the same for the purpose therein mentioned.

         IN WITNESS WHEREOF, I have set my hand and offered by official seal in, The City of Vancouver, Providence of British Columbia, Canada, the day and year in this Certificate first above written.

/s/NOTARY PUBLIC
----------------
Notary Public

[[NOTARY STAMP]]

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